Exhibit 10.1 to Form 8-K

FRONTIER BANK
CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT (this “Agreement”) is made by and between FRONTIER FINANCIAL CORPORATION and FRONTIER BANK (hereinafter jointly referred to as the “Bank”), and the undersigned executive (hereinafter referred to as “Executive”). The Bank and Executive are sometimes referred to herein as “the Parties.”

WHEREAS, Executive has rendered valuable services to the Bank, and the Board of Directors of the Bank (the “Board”) desires to be assured that Executive will continue rendering such services to the Bank; and

WHEREAS, the Board wishes to assure the Bank of continuity of management in the event of a Change of Control of the Bank; and

WHEREAS, Executive desires assurance that Executive will be protected in the event of any Change of Control;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the Parties agree as follows:

1.    Severance Benefits.  The Bank agrees that if there is a Change of Control of the Bank and the Bank terminates Executive’s employment other than for Cause, as defined below, or Executive terminates this Agreement for Good Reason, as defined below, within twenty-four (24) months after such Change of Control, Executive shall receive the benefits provided in Paragraphs 1.1 and 1.2 (the “Severance Benefit”):

1.1    Executive shall receive a lump sum payment equal to two (2) times Executive’s W-2 compensation before salary deferrals (excluding any gains from stock-based compensation) over the twelve (12) months prior to the effective date of the Change of Control, less statutory payroll deductions on the first day of the seventh calendar month following the discontinuance of Executive’s employment due to a Change of Control; and

1.2    Executive shall continue to be covered by all of the Bank’s medical and dental plans for twenty-four (24) months following discontinuance of Executive’s employment due to a Change of Control.

2.    Termination Before Change of Control.  If Executive’s employment is involuntarily terminated (other than for Cause, as defined below) or Executive dies or terminates employment due to disability as defined below on or after the date of the press release announcing the entering into of an agreement that will result in a Change of Control of the Bank, Executive shall be entitled to the Severance Benefits described in Section 1, said benefits to be paid after the Change of Control actually occurs but no earlier than the first day of the seventh calendar month following the discontinuance of Executive’s employment due to a Change of Control. For purposes of this paragraph, “disability” shall be determined using the definition of that term in the Bank’s long-term disability plan in effect at the time of the disability, or if no such plan is then in effect, the definition of “disability” contained in such other plan providing a disability benefit. If there is no such plan then in effect, the definition of “disability” found in Internal Revenue Code Section 22(e), as may be amended from time to time, shall apply.

Exhibit 10.1 to Form 8-K

3.    Consideration.

3.1    The amounts paid to Executive hereunder shall be considered severance pay in consideration of the past services Executive has rendered to the Bank and in consideration of Executive’s continued service from the date hereof to the date of Executive’s entitlement to such payments, and in further consideration for the covenant not to compete/non-solicitation, as described in Section 13.

3.2    Executive shall have no duty to mitigate the amount of any payment under this Agreement by seeking other employment. Should Executive actually receive earnings from any such other employment, the payments called for hereunder shall not be reduced or offset by any such future earnings.

4.    Change of Control.  “Change of Control” as used herein will be deemed to have occurred when there is a Change in the Ownership of the Bank. For purposes of this Agreement, a Change in the Ownership of the Bank shall be deemed to occur when any one person, or more than one person acting as a group, acquires ownership of the Bank stock that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Bank. A Change in Ownership of the Bank will not occur when any one person, or more than one person acting as a group, owning more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank acquires additional stock. For the purposes of this section, an increase in the percentage of stock owned by any one person, or more than one person if acting as a group, as a result of a transaction in which the Bank acquires its stock in exchange for property will be treated as an acquisition of stock.

5.    Cause.  For purposes of this Agreement, “Cause” shall mean:

5.1    The willful breach or habitual neglect of assigned duties related to the Bank, including compliance with the Bank’s policies, and such breach or neglect is materially detrimental to the Bank;

5.2    Conviction (including any plea of nolo contendere) of Executive of any felony or crime involving dishonesty or moral turpitude;

5.3    Any act of personal dishonesty knowingly taken by Executive in connection with Executive’s responsibilities as an employee and intended to result in personal enrichment of Executive or any other person;

5.4    Bad faith conduct that is materially detrimental to the Bank;

5.5    Inability of Executive to perform Executive’s duties due to alcohol or illegal drug use;

Exhibit 10.1 to Form 8-K

5.6    Executive’s failure to comply with any material legal written directive of the Board; or

5.7    Any act or omission of Executive which is of substantial detriment to the Bank because of Executive’s intentional failure to comply with any statute, rule or regulation, except any act or omission believed by Executive in good faith to have been in or not opposed to the best interest of the Bank (without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled) and except that Cause shall not mean bad judgment or negligence other than habitual neglect of duty.

6.    Good Reason.  For purposes of this Agreement, “Good Reason” means any one or more of the following: reduction of Executive’s base compensation without Executive’s consent (other than as part of an overall program applied uniformly to all members of senior management of the Bank); assignment of Executive to a position which provides Executive with significantly less responsibility; or the relocation or transfer of Executive’s principal place of employment to a different location in excess of thirty (30) miles of Executive’s then existing principal job location.

7.    Effect on Other Benefits.  The arrangements called for by this Agreement are not intended to have any effect on Executive’s participation in any other benefits available to executive personnel or to preclude other compensation or additional benefits as may be authorized by the Board from time-to-time.

8.    Voluntary Retirement.  In the event Executive, after attaining age 60, voluntarily retires within twelve (12) months following a Change of Control of the Bank, Executive shall receive as a Severance Benefit a lump sum payment equal to one (1) times Executive’s W-2 compensation before salary deferrals (excluding any gains from stock-based compensation) over the twelve (12) months prior to the effective date of the Change of Control. Such payment shall be made on the first day of the seventh calendar month after the discontinuance of Executive’s employment. In addition, Executive shall continue to be covered by all of the Bank’s medical and dental plans for twelve (12) months after the discontinuance of Executive’s employment.

9.    Golden Parachute (FDIC).  The Bank shall not be obligated to make, and Executive shall not be entitled to, any payment under this Agreement if such payment would constitute a “golden parachute” payment prohibited by 12 U.S.C. 1828(k) or 12 CFR 359.0 et seq. The Bank shall have no liability to Executive under or in relation to this payment should any payment be deemed a prohibited “golden parachute” payment.

10.    Golden Parachute (IRS).  Executive is aware that under this Agreement payments made to Executive may constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, as amended, and thus would subject Executive to the Excise Tax under Internal Revenue Code Section 4999, as amended.

11.    Binding Effect.  This Agreement shall be binding and shall inure to the benefit of the respective successors, assigns, legal representative and heirs of the Parties.

12.    Miscellaneous.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective. No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing by Executive and the Board. This is the entire agreement between the Parties and replaces any prior agreement regarding Change of Control. This Agreement shall be governed under the laws of the State of Washington.

Exhibit 10.1 to Form 8-K

13.    Covenant Not to Compete/Non-Solicitation.  Executive agrees that if Executive receives a Severance Benefit under this Agreement, the following shall apply:

13.1    Executive shall not, for a period of two (2) years after termination of employment with the Bank, directly or indirectly become interested in, as a principal shareholder, director, or officer, any financial institution, now existing or organized hereafter, that competes or will compete with the Bank, including any successor, or any of the Bank’s affiliates within any county in which the Bank does business; provided, that Executive shall not be deemed a “principal shareholder” unless (i) Executive’s investment in such an institution exceeds 2% of the institution’s outstanding voting securities or (ii) Executive is active in the organization, management or affairs of such institution. The provisions restricting competition by Executive may be waived by action of the Board. Executive recognizes and agrees that any breach of this covenant by Executive will cause immediate and irreparable injury to the Bank, and Executive hereby authorizes recourse by the Bank to injunction and/or specific performance, as well as to the other legal or equitable remedies to which the Bank may be entitled.

13.2    During the non-competition period described in Paragraph 13.1, Executive shall not solicit or attempt to solicit any other employee of the Bank or its affiliates to leave the employ of those companies, or in any way interfere with the relationship between the Bank and any other employee of the Bank.

14.    Dispute Resolution.  The Parties agree to attempt to resolve all disputes arising out of this Agreement by mediation. Any party desiring mediation may begin the process by giving the other party a written Request to Mediate, describing the issues involved and inviting the other party to join with the calling party to name a mutually agreeable mediator and a timeframe for the mediation meeting. The Parties and mediator may adopt any procedural format that seems appropriate for the particular dispute. The contents of all discussions during the mediation shall be confidential and non-discoverable in subsequent arbitration or litigation, if any. If the Parties can, through the mediation process, resolve the dispute(s), the agreement reached by the Parties shall be reduced to writing, signed by the Parties, and the dispute shall be at an end.

If the result of the mediation is a recognition that the dispute cannot be successfully mediated, or if either party believes mediation would be unproductive or too slow, then either party may seek to resolve the dispute in accordance with the procedures established by Judicial Arbitration and Mediation Services, Inc.

The award rendered by the arbitrator (whether through Judicial Arbitration and Mediation Services, Inc. or otherwise) shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

Exhibit 10.1 to Form 8-K

The arbitrator shall allocate the costs charged by Judicial Arbitration and Mediation Services, Inc., or other arbitrator as the case may be, for the arbitration between the Parties in a manner which the arbitrator considers equitable. It is agreed that the arbitrator shall award to the prevailing or substantially prevailing party all fees incurred by such party with regard to such arbitration, including reasonable legal and accounting fees. If the arbitrator determines that there is no prevailing or substantially prevailing party, the legal and accounting fees shall be the responsibility of each party.

Notwithstanding the above, if Executive violates Section 13 above, the Bank will be entitled, in addition to the rights set forth heretofore, to commence legal action in a court of competent jurisdiction to obtain a temporary, primary and permanent injunction in order to prevent or restrain the breach of Section 13, and the Bank will not be required to post a bond as a condition to the granting of any such relief.

15.    Independent Legal Counsel.  Executive acknowledges that they have had the opportunity to review and consult with their own personal legal counsel regarding this Agreement.

16.    Termination.  This Agreement shall terminate immediately and without notice (1) upon the voluntary or involuntary termination of Executive’s employment, death or disability (as defined in Section 2) occurring prior to the date of the press release announcing the entering into an agreement that will result in a Change of Control of the Bank; or (2) if Executive’s employment with the Bank is reduced to part time (defined for purposes of this Agreement as less than thirty (30) hours per work week) other than due to short-time disability or medical leave; or (3) upon written notice to Executive if Executive’s duties and responsibilities are reduced significantly as determined by the Personnel Committee of the Board of Directors.

17.    Compliance with Internal Revenue Code Section 409A.  Where required, the provisions of this Agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code. Notwithstanding any other provision of this Agreement, this Agreement shall be interpreted and administered in accordance with the requirements of Section 409A of the Internal Revenue Code.

IN WITNESS WHEREOF, the Parties have signed this Agreement this 3rd day of January, 2007.

FRONTIER FINANCIAL CORPORATION		EXECUTIVE
FRONTIER BANK

By:	/s/	/s/
John Dickson, President and CEO